Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED

AMENDED & RESTATED MASTER SERVICES AGREEMENT FOR

PRESSURE PUMPING SERVICES AGREEMENT1

THIS AMENDED & RESTATED MASTER SERVICE AGREEMENT FOR PRESSURE PUMPING SERVICES (this “Agreement”) is made and entered into effective October 1, 2014 (the “Effective Date”) between Gulfport Energy Corporation (“Company”), and Stingray Pressure Pumping LLC (“Contractor”). Contractor and Company are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A.	Contractor and Company are parties to a Master Services Agreement dated as of December 3, 2012 (the “MSA”).

B.	Contractor provides hydraulic fracturing, stimulation and related completion and rework services for oil and gas exploration wells and other ancillary services (as more specifically described in Exhibit A and applicable Work Orders, the “Services”).

C.	Company desires to retain Contractor to provide the Services in the Utica shale formations located in Ohio (the “Service Area”).

D.	The Parties desire to enter into this Agreement to amend and restate the MSA with respect to the Services and to set forth the terms and conditions under which the Services shall be provided to Company by Contractor.

E.	The MSA shall not apply to the Services, but shall remain in full force and effect with respect to services to be provided by Contractor to Company other than the Services.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, Contractor and Company hereby agree as follows:

1. Term of Agreement.

(a) The initial term of this Agreement will commence on the Effective Date and will continue through and including September 30, 2018, unless earlier terminated in accordance with this Agreement (the “Initial Term”).

(b) The Initial Term of this Agreement may be extended by the mutual agreement of the Parties in a written amendment of this Agreement executed by both Parties. Neither Party shall be obligated to extend this Agreement. The Initial Term and any extensions thereof are collectively referred to as the “Term.”

1 The appearance of [*] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

2. Provision of the Services.

(a) Contractor will perform hydraulic fracturing, stimulation and related completion services for Company’s wells in the Service Area utilizing the Dedicated Frac Spreads described below). Company shall designate individual well locations and specific well requirements from time to time in a mutually agreed written work order (each a “Work Order”). Contractor will use commercially reasonable efforts to meet the particular scheduling and operational requirements requested from time to time by Company subject to the availability of, and the operational capacity and limitations of, the Dedicated Frac Spread. The location of each well at which services will be performed is referred to as a “Site.”

(b) During the Initial Term, Contractor will dedicate two (2) frac spreads (each as more specifically described in Exhibit A, and together with related equipment for a spread, is referred to as a “Dedicated Frac Spread” and collectively referred to as the “Dedicated Frac Spreads”) for the performance of the Services for Company in the Service Area. Each Dedicated Frac Spread will be available for the provision of Services commencing on the In-Service Date set forth with respect thereto on Exhibit A. In connection with the provision of the Services, Contractor shall be responsible for and shall select and provide all necessary equipment and supplies for the performance of the Services except as specifically noted in this Agreement or the applicable Work Order to be provided by Company (the Dedicated Frac Spreads and equipment and supplies provided by Contractor, including any substitutions and replacements thereof, are referred to as the “Equipment”). Contractor may determine when and if any Equipment can be demobilized or if additional equipment is needed; provided that any changes to the Equipment will be done after consultation with Company and any replacement equipment must be capable of providing the Services. Company shall not have any right to restrict Contractor from demobilizing or replacing any Equipment from a Site.

(c) Contractor will be solely responsible for the operation of the Equipment, and the Equipment shall remain under the control of Contractor at all times. Contractor will provide trained and qualified personnel to perform the Services. If required by a Work Order, Contractor will provide the Services on a 24 hour per day, 7 days per week basis, subject to the availability and operational readiness of the Equipment (which may be affected by scheduled and unscheduled maintenance) or interruptions due to limitations at the Site beyond the control of Contractor (e.g., shortage of sand or chemicals) or Force Majeure events.

(d) Contractor shall be responsible for (i) transportation of the Equipment to and from the Site, (ii) unloading and placing the Equipment at the Site, and (iii) supervision of the connection and disconnection of the Equipment to manifolds or piping provided by Company or its contractors.

(e) Contractor will provide chemicals are set forth on a Work Order and in accordance with the specifications and requirements designated by Company in the applicable Work Order for an individual well completion or rework.

(f) Contractor will transport, or arrange for the transport, of proppant purchased by Company to a Site for use in the Services, subject to local transportation restrictions and adequate access to the Site.

(g) Contractor will provide such other services, chemicals and materials as may be set forth in a mutually agreed written Work Order.

3. Company’s Obligations. In order to facilitate Contractor’s provision of the Services hereunder, unless otherwise expressly provided in a Work Order, Company agrees as follows:

(a) Company represents and warrants that it possesses the right to use each Site at which Services are to be performed (by virtue of ownership, leasehold interest, easement or other enforceable legal right) and the right to provide Contractor with access to each Site so that Contractor can perform the Services. Company agrees to provide Contractor with evidence of such rights upon Contractor’s request.

(b) Company shall provide Contractor with authorized ingress and egress to and from each Site at all times (24 hours a day, seven days a week) in accordance with applicable road use maintenance agreements (“RUMA”) so that Contractor can provide the Services at that Site and operate, inspect and maintain the Equipment. Company acknowledges that it has superior knowledge of each relevant Site and access routes to such Site, and consequently Company agrees to advise Contractor of any conditions or obstructions which Contractor might encounter while en route to, or while operating on, the relevant Site. Contractor agrees to follow all applicable RUMA routes as to which it has received notice.

(c) Company agrees to maintain each Site in such a condition that will allow free access and movement by Contractor and its representatives to and from the Equipment, including maintaining a road on each Site from the property entrance to the location of each Site and to the Equipment. Company shall prepare a sound location at each Site that is adequate in size and capable of properly supporting the Services and any Equipment to be used by Contractor in connection with the provision of Services.

(d) Company shall provide (i) all of the water requirements for the Services and (ii) a properly functioning waste discharge system for the Equipment (including an outlet connection from the all pipes connections) in accordance with applicable law and applicable environmental licenses and permits.

(e) In the event of any pollution, contamination or release related to or in connection with the Services, Company shall coordinate with Contractor within twenty-four (24) hours of discovery to determine which Party is legally responsible for notifying appropriate regulatory authorities. Company will provide to Contractor any analysis or event incident investigation reports prepared by Company as soon as they are available, and Contractor shall have the right to use such analysis and/or reports and to include such analysis and/or reports in any filings that it makes with any regulatory authority or third party. If requested by Contractor, Company will certify that it prepared such analysis and/or report and has authorized Contractor to provide it to such regulatory authority or third party. If it is later determined that the Party who initially reported the incident to the regulatory authority was not the appropriate reporting party, then the Parties will correct or withdraw such filing(s) and the responsible Party will make all necessary filings with respect to such incident. Subject to the terms of Section 18.(a), each Party agrees to pay for the cost and expense of removal and clean up of any pollution, contamination or release caused by or attributable to such Party.

(f) Company will furnish any equipment, supplies and services that are listed as “Additional Company Responsibilities” in the applicable Work Order.

4. Service Fees and Reimbursements.

(a) Company will pay Contractor the Service Fees and reimbursable expenses set forth in Exhibit B.

(b) All Service Fees are exclusive of applicable sales and use tax.

(c) The Services provided under this Agreement are based on the applicable laws and regulations existing at the time of the execution of this Agreement. Any changes in applicable laws or regulations, changes in governmental enforcement practices, or any new applicable laws or regulations (including those related to taxes, permits, fees and duties) that have the effect of increasing Contractor’s costs, potential or actual liability or risks, or obligations with respect to the provision of the Services, shall entitle Contractor to fair and equitable modifications to this Agreement (including changes in Services and Service Fees), which modifications the Parties agree to negotiate in good faith and in a timely fashion.

5. Payment Terms.

(a) All Service Fees shall be due and payable by Company to Contractor within thirty (30) days of the date of the invoice therefor. Company shall pay Contractor via ACH or wire transfer to the account designated by Contractor from time to time.

(b) All Service Fees shall be made without abatement, reduction or set off of any nature, including any thereof arising out of any present or future claim Company may have against Contractor under any other Work Order, this Agreement, or any other agreement between the Parties or their affiliates.

(c) If Company fails to pay to Contractor any Service Fees or other charges when due, Company also shall pay to Contractor interest thereon from the due date thereof to the date of payment at a rate equal to the lesser of: (a) [*]1 per month or (b) the maximum rate permitted by applicable law.

(d) All stated fees and other charges set forth in this Agreement or any Work Order are exclusive of applicable sales and use taxes, and Company shall be responsible for the payment of any and all such taxes.

(e) In addition to any other rights or remedies of Contractor, upon any payment default by Company under any Work Order or this Agreement (even if subsequently

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

cured), or if in Contractor’s reasonable discretion Company’s creditworthiness has significantly declined from the Effective Date of this Agreement, Contractor shall have the right and option to require, for each Work Order then outstanding and any new Work Orders, advance payment for Services on a monthly basis and/or to require other cash advances or other credit enhancements for Company’s obligations hereunder as reasonably determined by Contractor.

6. Title and Risk of Loss of Equipment; Personal Property; No Encumbrances.

(a) Contractor shall be solely responsible for the Equipment and shall bear the risk of loss of or casualty to the Equipment, except as otherwise provided in Section 15(b) below.

(b) Company agrees and acknowledges that: (i) all Equipment is and shall remain the personal property of Contractor (or if applicable Contractor’s lessor); Company shall not have any rights or interest in the Equipment; and Company shall not take any action that is inconsistent with the foregoing; (ii) the Equipment shall be and remain personal property and shall not be, or be deemed to be, a fixture or a part of any realty; (iii) any Equipment at a Site shall not be removed from any Site by Company, nor shall Company allow the removal of the Equipment by any third party from any Site; (iv) Company expressly subordinates to any lender or lessor of Contractor any liens or other rights that Company may have at law or in equity in or with respect to any of the Equipment; and (v) Company will not damage, obscure, change or remove any insignia, serial number or lettering on the Equipment or nameplates.

7. Licenses, Permits and Compliance with Laws.

(a) Except as expressly provided in a Work Order, Company shall obtain and maintain all licenses and permits required in relation to the operations at the Site. Upon request Company will provide copies of such licenses and permits to Contractor prior to the commencement of the Services. Company shall release, defend, indemnify, and hold harmless Contractor from and against any and all Claims related to or resulting from any failure by Company to obtain and/or maintain such licenses or permits in accordance with this Section 7(a).

(b) Contractor agrees to comply with applicable laws related to the provision of the Services and with applicable licenses and permits related to the provision of the Services and the operation of the Equipment, provided that Company has provided Contractor with copies of such licenses and permits.

8. Limited Warranties.

(a) Contractor warrants that the Services will be provided in a good and workmanlike manner and in accordance with good oilfield practices.

(b) CONTRACTOR MAKES NO OTHER REPRESENTATIONS AND DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

(c) If any portion of the Services fails to meet the warranties set forth in Section 8(a), Contractor shall re-perform or correct such deficient Services without additional cost to Company. Such re-performance or correction shall be Company’s sole and exclusive remedy with respect to any breach of such warranties.

9. Records.

(a) Contractor agrees to keep and maintain records reflecting the Direct Costs associated with each Dedicated Frac Spread and related Services for two years and shall make such records available for examination, audit, review and inspection by Company (or any agent on its behalf) at Company’s expense and at reasonable times during normal business hours upon request by Distributor at least once per quarter per calendar year.

(b) If, pursuant to its right to audit or inspect or otherwise, Company discovers that any amount paid to Contractor exceeds the amount Contractor is entitled to receive based on the pricing methodology set forth in Section 1 above, then Company shall promptly notify Contractor in writing of such excess and Contractor and Company shall work in good faith to resolve such dispute.

(c) If Contractor and Company agree that the amount paid to Contractor exceeds the applicable pricing based on Section 1 above, Contractor shall be responsible for repayment of the excess. If such amount exceeds seven and one-half percent (7.5%) of the total amounts due for the Services during the periods reviewed by Company, then Contractor shall be further responsible to reimburse Company for all reasonable expenses of such audit or inspection.

10. Confidentiality.

(a) Each Party undertakes to treat as confidential all information in any medium or format (whether marked “confidential” or not) which that Party (the “Receiving Party”) receives during the term of this Agreement and for the purposes of this Agreement from the other Party (the “Disclosing Party”), either directly or from any person, firm, company or organization associated with the Disclosing Party (the “Confidential Information”).

(b) The Receiving Party may use the Confidential Information of the Disclosing Party for the purposes of this Agreement, and the Receiving Party may provide its employees, directors, suppliers, agents, subcontractors and professional advisers with access to such Confidential Information. Each Party shall ensure that its employees, agents and subcontractors comply with its obligations of confidence. Where such recipient is not an employee or director of the relevant Receiving Party, the Receiving Party shall provide the Confidential Information to such permitted persons subject to reasonable and appropriate obligations of confidence. For the avoidance of doubt, the Receiving Party shall be responsible for any breach of the provisions of this Section 10 by its employees, directors, suppliers, agents, subcontractors or professional advisers.

(c) The provisions of this Section 10 shall not apply to any information which (i) enters the public domain other than as a result of a breach of this Section 10, (ii) is received from a third party which is under no confidentiality obligations, (iii) is independently developed by a Party without use of the other Party’s Confidential Information or (iv) was previously known to a Party. In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party where required to do so by law or by any competent regulatory authority; provided that the Receiving Party shall give the Disclosing Party prompt advance written notice of the disclosures (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where reasonably possible) to prevent or control the manner of disclosure by appropriate legal means.

(d) Except to the extent required under this Agreement or required for purposes of complying with applicable law, including environmental, health and safety laws and reporting provisions thereunder, all Confidential Information, in written or other tangible media, shall be returned to the Disclosing Party within thirty (30) days following the expiration, termination or cancellation of this Agreement, and all electronic Confidential Information shall be deleted from the Receiving Party’s systems.

(e) The provisions of this Section 10 shall survive the expiration, termination or cancellation of this Agreement.

11. Non-Solicitation. During the Term and for a period of one year after the end of the Term, a Party shall not, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the other Party, unless otherwise agreed by the other Party in writing; provided, however, the foregoing shall not prohibit solicitations through general public advertising or other publications of general public circulation or general solicitations by an employment agency not specifically targeting the other Party’s employees, or the hiring of any employee of the other Party who contacts the hiring Party as a result of such general advertising, publications or solicitations.

12. Contractor’s Safety Responsibilities.

(a) Contractor shall be responsible for the safety of the agents, employees and representatives of Contractor or its subcontractors, and for the invitees and guests of Contractor or its subcontractors. Company shall provide Contractor with any information related to the activities at a Site and to any safety rules applicable to a Site and will provide Contractor with training materials for safety that it provides to its agents, employees and representatives or to any invitees and guests of Contractor or its subcontractors at the Site.

(b) Subject to any limitations related to confidentiality or attorney client privilege, Contractor agrees to provide Company, upon request, with copies of all work-related injury and/or accident reports prepared or obtained by Contractor relating to accidents occurring on premises where Contractor is working pursuant to this Agreement, as well as documentation, upon request, which reflects work-related injury and/or accident frequency rates and applicable employee training.

(c) Notwithstanding the provisions of this Section 12 or Section 15(a), the Parties acknowledge and agree that Company (i) shall be solely responsible for the condition of the Site, (ii) shall ensure that the conditions at the Site are at all times sufficient for the provision of the Services in a safe manner and (iii) shall release, defend, indemnify, and hold harmless Contractor and its Group from and against any and all Claims for any personal injury to any of Contractor’s agents, employees, representatives, subcontractors, invitees and guests arising out of or resulting from any unsafe conditions at the Site.

13. Insurance. Company and Contractor shall each maintain in full force and effect during the term of this Agreement, at its sole cost and expense, the insurance described below:

(a) Commercial General Liability, including bodily injury, property damage, independent Contractor, products/completed operations, contractual and personal injury liability, with a combined single limit of $2,000,000 per occurrence and $4,000,000 annual aggregate.

(b) State Worker’s Compensation insurance with statutory limits.

(c) Employer’s Liability insurance with limits of not less than $1,000,000 per occurrence and aggregate for disease.

(d) Commercial Automobile Liability insurance covering owned, non-owned and hired vehicles for a combined single limit of $1,000,000 per occurrence.

(e) Excess Liability Insurance over that required in Sections 13(a)(i), (iii) and (iv) above, which shall provide coverage at least as broad as the underlying policies, with minimum limits and annual aggregate of $1,000,000, and specifically including contractual liability.

(f) The policies required pursuant to Section 13(a) are referred to as the “Required Policies”. Each Party’s Group (as defined in Section 15(a)) shall be named as additional insureds on the Required Policies (except the Worker’s Compensation and Employer’s Liability policies) and provided a waiver of subrogation with respect to the Required Policies by the other Party, but such naming and waiving obligations both shall be only to the extent of the release, defense and indemnity obligations expressly assumed by the named insured Party under this Agreement. To that same extent only, the Required Policies shall be primary as to any other existing, valid and collectible insurance otherwise available to the non-procuring/additional insured Party’s Group. The obligations of each Party, with respect to the maintenance of insurance under this Agreement, are in support of, but separate and apart from, each Party’s respective indemnification obligations under this Agreement, and such indemnification obligations shall not be limited in amount or scope to coverages provided by the insurance required by this Section 13.

(g) Evidence of this insurance coverage shall be provided through a Certificate of Insurance prepared by each Party’s insurance representative and shall note that the insurance policy must provide for notice, in accordance with the provisions of such policy, of any termination or cancellation of the terms of such insurance material to the other Party or Parties. Each Party shall provide the other Party with a Certificate of Insurance prior to commencing the Services, or upon request.

(h) Any and all deductibles and/or self-insured retentions shall be at the sole risk of, and borne fully by, the named insured.

14. Force Majeure.

(a) If the performance of any part of this Agreement by either Party is prevented, hindered or delayed by a reason of Force Majeure, other than the obligation to pay money hereunder, then such Party’s performance so far as it is affected by such Force Majeure shall be excused during the continuation of the Force Majeure event. The Party rendered unable to perform hereunder, in full or in material part, promptly shall provide written notice to the other Party of the Force Majeure event and shall, as far as practicable, remedy the cause for the Force Majeure with all reasonable dispatch.

(b) “Force Majeure” means a circumstance or event beyond the reasonable control of a Party, including acts of God or a public enemy; accidents, failure or breakdown of any equipment, fires, floods or droughts; strikes, work stoppages, shortage of materials, cars, fuel, electric power or labor; road closures, rail car shortages or other delays in transportation; plant closure; compliance with any governmental order or regulation; or the curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective enforcement of federal, state or local environmental standards.

(c) In the event that a Force Majeure suspension continues for thirty (30) consecutive days, Company may request that the Services be provided at an alternate location and Contractor shall use commercially reasonable efforts to provide such Services at such alternate location until such event of Force Majeure has been remedied.

15. Indemnities.

(a) In General. Except as otherwise provided in this Agreement, each Party agrees to release, defend, indemnify, and hold harmless the other Party and its respective group from and against any and all claims, damages, liabilities, losses, demands, liens, encumbrances, causes of action of any kind, costs and expenses (including reasonable attorneys’ fees), judgments, interest, and awards, whether created by law, equity, contract, tort, or otherwise (collectively, “Claims”) for (i) any personal injury to any of the indemnifying Party’s Group and/or (ii) property loss or damage relating to the facilities and equipment of the indemnifying Party’s Group. For purposes of the foregoing, a Party’s “Group” means that Party and its contractors (except that Company’s Group excludes Contractor and its subcontractors), subcontractors, co-interest owners, joint venturers, co-lessees, and invitees, and their respective affiliates, shareholders, officers, directors, employees, agents, consultants, and servants.

(b) Liability for Contractor’s Equipment. Notwithstanding any provision to the contrary in this Agreement, to the maximum extent allowed by applicable law, Company shall release, defend, indemnify and hold Contractor harmless from and against, any and all Claims related to the damage to or loss of any of the Equipment that is caused by or arises as a result of (i) any operating conditions that are outside normal operating conditions or the particular specifications set forth in the applicable Work Order, or (ii) the negligence or willful misconduct of Company or its employees, agents or contractors.

(c) Liability for Environmental Matters. Notwithstanding anything contained in this Agreement to the contrary, and to the maximum extent permitted by applicable law,

Company shall release, defend, indemnify and hold the Contractor Group harmless from and against any and all Claims resulting from any hazardous substance, hazardous material, oil and constituents thereof, or hazardous waste regulated by any applicable law, and from any pollution or contamination of any kind or any cleanup or remediation thereof, other than surface spillage of fuels or chemicals directly emanating from the Equipment that is solely attributable to the negligence of Contractor.

(d) Liability for Underground Property Matters. Notwithstanding anything contained in this Agreement to the contrary, and to the maximum extent permitted by applicable law, Company shall release, defend, indemnify and hold the Contractor Group harmless from and against any and all Claims related to any injury to, destruction of, or loss of or impairment of, any property right in or to the oil, gas, or other mineral substance or water, or to any loss of or damage to any formation, strata or reservoir beneath the surface of the Site ground.

(e) Scope of Indemnification. The obligations of each Party to indemnify the other Party under this Section 15 shall apply EVEN IF SUCH CLAIMS ARE CONTRIBUTED TO OR CAUSED BY THE SOLE, JOINT, COMPARATIVE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR ANY MEMBER OF ITS GROUP, STRICT LIABILITY, IMPERFECTION OF MATERIAL, DEFECT OR FAILURE OF EQUIPMENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRA-HAZARDOUS ACTIVITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR OTHER FAULT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF ITS GROUP. However such indemnification obligations shall not apply in the event of the gross negligence or willful misconduct of the indemnified Party.

(f) Indemnification: Saving Clauses. The indemnities in this Agreement shall only be effective to the maximum extent permitted by the applicable law. If any law is enacted in any state that limits in any way the extent of which indemnification may be provided to an indemnitee and such law is applicable to a particular Services Contract, then that Services Contract shall automatically be amended to provide that the indemnification provided hereunder shall extend only to the maximum extent permitted by the applicable law, but shall extend to such maximum extent.

(g) Indemnity Not Altered by Third Party Obligations. All indemnities in this Agreement shall apply even though an insurer or other person or entity is required to pay for any Claim or to make a contribution to such Claim. Even though insurance may be arranged or other persons or entities may have certain liabilities or obligations, each Party remains responsible for its indemnity and other obligations under this Agreement, even if such insurer or such other person or entity, for any reason, does not pay.

16. Defaults; Remedies.

(a) In General. Except as provided in Section 16(b), a Party shall be in default under this Agreement (i) if such Party fails to fully and timely perform any of its covenants or agreements in this Agreement or any Work Order and such failure has not been excused or cured within forty five (45) days of its receipt of written notice from the other Party that specifically describes such failure; or (ii) if such Party dissolves or otherwise terminates its existence or becomes insolvent (however evidenced) or bankrupt, commits any act of bankruptcy, makes an assignment for the benefit of creditors, suspends the transaction of its usual business, or consents to the appointment of a trustee or receiver, or a trustee or a receiver has been appointed for such Party or for a substantial part of its property, or if bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against such Party. In the event of such a default by a Party, then in addition to any other rights or remedies that the non-defaulting Party may have at law or in equity, the non-defaulting Party may by written notice to the defaulting Party: (x) immediately terminate this Agreement and/or the applicable Work Order; and/or (y) enforce performance by the defaulting Party of the applicable covenants of this Agreement and/or to recover damages for the breach thereof (subject to the limitations set forth in this Agreement).

(b) Payment Default by Company. If Company fails to make any payment when due of Service Fees or other charges payable under a Services Contract, and such failure has not been cured within ten (10) business days of such due date, then in addition to any other rights or remedies that Contractor may have at law or in equity, Contractor may by written notice to Company: (i) immediately suspend all Services under this Agreement and all then-outstanding Work Orders, provided in such event Company shall remain liable for and shall continue to be obligated to pay any Service Fees under this Agreement and such Work Orders as they accrue; (ii) immediately terminate the applicable Work Order, and Company’s rights thereunder, or terminate the applicable Work Order at any time during any such suspension period; and/or (iii) immediately terminate any or all Work Orders entered into by Company under this Agreement or terminate any or all of the Work Orders in effect at any time during any such suspension period.

17. Effect of Termination of this Agreement.

(a) Upon the termination of this Agreement, Company shall remain liable for all Service Fees and other charges for Services performed under this Agreement through the date of termination and for all costs and expenses of demobilization of Contractor’s Equipment.

(b) In connection with Contractor’s demobilization of the Equipment, Company will provide Contractor with full ingress and egress access to the applicable well locations. Company shall be responsible for any removal of any foundations, buried pipelines or equipment and any and all site remediation.

(c) Sections 3, 4, 5, 6, 8, 9, 10, 11, 15, 17, 18 and 19 shall survive the termination of this Agreement.

18. Limitation of Liability; Waiver of Consequential Damages.

(a) Notwithstanding anything contained herein, the aggregate liability of Contractor for Claims made by Company in respect of loss or damage arising out of or in connection with the provision of the Services or any breach of Contractor’s obligations under any Services Contract, whether arising for breach of contract, tort, negligence or otherwise, shall not exceed the total amount paid by Company to Contractor under this Agreement and the applicable Work Orders in the previous ninety (90) days from the date on which such claim arose.

(b) Notwithstanding anything in this Agreement to the contrary, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL, PUNITIVE, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR ANY WORK ORDER, OR FROM ANY LOSS OF USE, LOSS OF DATA, LOSS OF ASSETS, LOSS OF BUSINESS, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENCE OF THE OTHER PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE COULD HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES OR LIABILITIES IN ADVANCE.

(c) Neither Party may assert against the other Party any claim through mediation, arbitration or litigation for breach or nonperformance in connection with this Agreement unless the asserting Party has given the other Party written notice of the Claim within two (2) years after the asserting Party first knew or reasonably should have known of the underlying facts giving rise to such Claim.

19. General Provisions.

(a) In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. Each of the Parties understands and agrees that this Agreement does not create an exclusive dealings arrangement and that each of Company and Contractor may enter into similar arrangements with others to provide or be provided the same or similar services. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer.

(b) Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld; except that either Party may assign its rights and delegate its duties under this Agreement (i) by way of merger or sale of all or substantially all of the ownership interests or assets of Contractor in one or a series of related transactions; (ii) to a subsidiary or an affiliate of Contractor upon notice to Company together with an assumption of this Agreement by such subsidiary or affiliate; or (iii) in connection with any financing. Contractor may also assign any Service Fees or other charges due under this Agreement or any Work Order to any third party, and Company, on receiving notice of any such assignment, shall abide thereby and make payment as may therein be directed. In the event of any permitted assignment of this Agreement by either Party, the designated assignee shall assume, in writing, the rights and obligations of the assigning Party under this Agreement; provided that the assigning Party shall not be released from any of its liabilities or obligations arising under this Agreement prior to such assignment.

(c) Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested; or by nationally recognized delivery service. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. All notices shall be addressed as follows:

If to Contractor:

If to Company:

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

(d) Notices sent by facsimile or email transmission will not be effective for any purpose under this Agreement; and while in the course of normal contract administration the Parties may choose to use email transmissions for convenience, all notices of a legal nature or required under the terms of this Agreement (such as, but not limited to, a notice of termination of this Agreement, dispute, claim, indemnification, default, or breach or failure to make payment) must be given in accordance with Section 19(c) above. Except as otherwise set forth in Section 19(m), the Parties do not consent to conduct any of the transactions contemplated by this Agreement by electronic means, and electronic notices and signatures shall not be effective except as provided in Section 19(m).

(e) This Agreement and all Work Orders and other instruments executed in accordance herewith governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(f) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY AND ALL WORK ORDERS AND OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH, AND HEREBY

WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 19(C) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(g) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY WORK ORDERS OR OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY WORK ORDERS OR ANY OTHER INSTRUMENTS EXECUTED IN ACCORDANCE HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, EACH WORK ORDER AND EACH OTHER INSTRUMENT EXECUTED IN ACCORDANCE HEREWITH BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 19(G).

(h) NOTWITHSTANDING ANY VERBAL OR WRITTEN WORK ORDERS, DELIVERY TICKETS OR OTHER INSTRUMENTS USED BY THE PARTIES IN CONNECTION WITH THE SERVICES, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL CONTROL AND GOVERN ALL SERVICES.

(i) This Agreement, including its appendices, exhibits and schedules, (a) constitutes the entire Agreement between the Parties with respect to the subject matter hereof, (b) supersedes any existing agreements between them whether oral or written and (c) shall control and govern all transactions between the Parties with respect to the provision of the Services. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties, which writing must specifically reference and identify the provision of this Agreement to be modified and the intention to modify this Agreement must be explicitly stated. Acceptance of an Order is insufficient to amend this Agreement unless a separate writing is duly executed by all the Parties specifically amending this Agreement.

(j) No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

(k) If any term or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Any Party who substantially prevails (giving due consideration to all relevant circumstances and not merely to which party obtains a judgment or recovery in its favor) in asserting or defending a claim or suit arising out of a transaction covered by this Agreement shall be awarded, in addition to all other damages allowed under law, its costs, fees and expenses, including reasonable attorneys’ fees and costs.

(m) This Agreement, any amendment to this Agreement or any Work Order may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The exchange of copies of this Agreement, any amendment to this Agreement or any Work Order and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement, such amendment to this Agreement or such Work Order, as applicable, as to the Parties and may be used in lieu of an original thereof for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes. Minor variations in the form of signature pages of this Agreement, any amendment to this Agreement or any Work Order, including footers from earlier versions thereof, shall be disregarded in determining a Party’s intent or the effectiveness of such signature.

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

STINGRAY PRESSURE PUMPING LLC

By:	/s/ Marc McCarthy
Name:	Marc McCarthy
Title:	Vice President

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	Chief Executive Officer & President

Signature Page to

Pressure Pumping Services Agreement

EXHIBIT A

DESCRIPTION OF THE SERVICES

1. Description of Services.

(a) Dedicated Frac Spread and Related Services.

(i) Contractor will make available to Company two Dedicated Frac Spreads for the provision of hydraulic fracturing, stimulation and related completion services for Company’s wells in the Services Area, the first of which shall be available to Company commencing on October 1, 2014 and the second of which shall be available to Company commencing on November 1, 2014 (which respect to each Dedicated Frac Spread, the “In-Service Date”), and during each month during the Term, Contractor shall perform, as requested by Company, up to [*]1 stages per month with each Dedicated Frac Spread.

(ii) Each Dedicated Frac Spread shall be comprised of [*]1 of Contractor’s standard pressure pumping units (together will any ancillary equipment to be provided by Contractor, the “Equipment”).

(iii) Contractor shall be responsible for selecting all Equipment which will be used to provide the Services and may, at any time during the Term and at its cost, install or substitute Equipment to be utilized by Contractor in the performance of the Services, provided that Contractor will provide Company with a performance calculation for such Equipment that demonstrates such Equipment will satisfy the applicable operating conditions. Company shall not have any right to restrict Contractor from removing any Equipment from the Site.

(b) Scheduled Maintenance. Contractor shall perform all scheduled maintenance on the Equipment pursuant to a schedule established by Contractor and provided to Company on a quarterly basis not to exceed [*]1 between rig up and rig down between jobs except as a result of a Force Majeure event. Contractor will use commercially reasonable efforts to stage the scheduled maintenance on the Equipment to minimize any interruptions of Service to Company. During any periods of scheduled maintenance, Company shall continue to pay Contractor the applicable Service Fee.

(c) Unscheduled Maintenance. Contractor shall perform all unscheduled maintenance on the Equipment using commercially reasonable efforts to minimize any interruptions of Service to Company. Periods of unscheduled maintenance are not to exceed [*]1 per job except as a result of a Force Majeure event. During any periods of unscheduled maintenance, Company shall continue to pay Contractor the applicable Service Fee.

(d) Availability. Contractor is providing Equipment that provides for a certain amount of redundancy of pumping units and other key equipment to enable it to provide the Services as required by Company except as a result of a Force Majeure event.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

A-1

EXHIBIT B

SERVICE FEES AND REIMBURSABLE EXPENSES

1. Service Fees and Reimbursable Expenses.

(a) Company will pay service fees for each Dedicated Frac Spread, commencing, with respect to each Dedicated Frac Spread (which for clarity includes all related Equipment), on the In-Service Date set forth in Exhibit A with respect to such Dedicated Frac Spread, equal to the “Direct Costs” of providing such Services plus a monthly fee of $[*]1 (which amount shall be subject to annual CPI adjustment as set forth in Section 1(e) below).

(b) “Direct Cost” means, for Services related to each Dedicated Frac Spread, all of Contractor’s fully-burdened, standard costs of producing the Services, as determined in accordance Contractor’s normal and customary accounting practices, including without duplication the following costs and expenses used in the performance of the Services with such Dedicated Frac Spread:

(i)	All personnel related expenses, including:

(A)	all wages, salaries, bonuses, benefits (including all overtime) for Contractor’s field crews and QA/QC personnel providing the Services related to such Dedicated Frac Spread, and including without duplication the fully-burdened costs for all of the Dedicated Crew for such Dedicated Frac Spread (whether or not such Dedicated Crew is providing the Services or idle waiting Work Orders from Company, unless such idle time is solely related to Contractor’s failure to provide the Equipment or labor at a Site pursuant to a mutually agreed Work Order);

(B)	all drug screens or tests incidental to meeting any of Company’s onsite personnel policies related to the Services at a Site; and

(C)	all meals and travel expenses incurred by any Contractor personnel providing any of the Services at a Site, pursuant to Contractor’s standard reimbursement policy for such expenses; and

(ii)	All expenses incurred at a Site to perform any of the Services, including:

(A)	any fuel used by Contractor;

(B)	any insurance related to the performance of the Services, or casualty insurance for the Dedicated Frac Spread;

(C)	all tools and safety supplies;

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

B-1

(D)	all rental expenses for Equipment used at a Site that is not owned by Contractor;

(E)	all testing and sampling of chemicals, materials and proppants; and

(F)	all utilities and communications used by Contractor; and

(iii)	all chemicals and other materials used by Contractor (subject to Company’s right to specify the brand or supplier of such chemicals and other materials, and further subject to the reasonable availability of such brand or from such supplier), provided, however, if Contractor performs more than 80 Stages per month with a Dedicated Frac Spread, any chemicals and other materials used or consumed for such excess Stages will be invoiced based on Contractor’s standard price list less a [*][1] discount rather than at Contractor’s “standard cost” of such chemicals and materials; and

(iv)	All expenses incurred for the planned and unplanned repair and maintenance of the Dedicated Frac Spread (whether treated as a capital expense or a normal operating expense), including:

(A)	all replacement parts and consumable items used in such repair and maintenance, including Contractor’s internal costs of loading, unloading, storing and handling any such parts or items;

(B)	all labor costs used in such repair and maintenance at Contractor’s fully burdened rates; and

(C)	a facility use charge based on Contractor’s normal practices; and

(v)	A fixed SG&A amount of $[*][1] per month (which amount shall be subject to annual CPI adjustment as set forth in Section 1(e) below);

(vi)	All expenses incurred for the transportation of the Equipment, proppant, chemicals and other materials to or from a Site, including:

(A)	all highway permits and licenses required for the transportation of such materials to or from a Site;

(B)	all expenses incurred with any third party carriers with respect to the transportation of such materials to or from a Site;

(vii)	Contractor’s actual expenses incurred with any subcontractor related to the performance of any Services; and

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

(viii)	Any other reasonable and customary out-of-pocket costs incurred by Supplier in connection with the provision of the Services at a Site or the storage of the Equipment, proppant, chemicals or other materials at a Site; and

(c) Contractor’s Direct Cost will be determined by Contractor on a monthly basis in accordance with its normal and customary accounting practices, except that the repair and maintenance costs of the Equipment shall be billed based on a fixed monthly amount of $[*]1 per Dedicated Frac Spread and reconciled quarterly to reflect Contractor’s actual repair and maintenance costs; provided, however, that in no event will Company be obligated to pay for such costs in excess of $[*]1 per Dedicated Frac Spread per month.

(d) An example of the calculation of Direct Cost is set forth in Exhibit B-1.

(e) The fixed fees noted above in Sections 1(a) and 1(b)(iv) shall be subject to annual inflation adjustment based on changes to the Consumer Price Index (US City Average, All Items.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

B-2